UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2010
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-26224	51-0317849

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Enterprise Drive Plainsboro, NJ	08536

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (609) 275-0500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On August 10, 2010, Integra LifeSciences Holdings Corporation (the “Company”) entered into an amended and restated credit agreement with a syndicate of lending banks, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, as Syndication Agent, and HSBC Bank USA, NA, RBC Capital Markets, Wells Fargo Bank, N.A., Fifth Third Bank, DNB Nor Bank ASA and TD Bank, N.A., as Co-Documentation Agents.
The amendment and restatement increases the size of the Company’s revolving credit facility from $300 million to $450 million, provides for a $150 million term loan component and allows the Company to further increase the size of either the revolving credit facility or the term loan, or a combination thereof, by an aggregate of $150 million with additional commitments. The amendment and restatement extends the credit facility’s maturity date from December 21, 2011 to August 10, 2015 and increases the applicable rates used for borrowings and the annual commitment fee.
Borrrowings under the amendment and restatement bear interest, at the Company’s option, at a rate equal to (i) the Eurodollar Rate (as defined in the amendment and restatement) in effect from time to time plus the applicable rate (ranging from 1.75% to 2.5%) or (ii) the highest of (x) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, (y) the prime lending rate of Bank of America, N.A. or (z) the one-month Eurodollar Rate plus 1.0%. The applicable rates are based on the Company’s consolidated total leverage ratio (defined as the ratio of (a) consolidated funded indebtedness less cash in excess of $40 million that is not subject to any restriction of the use or investment thereof to (b) consolidated EBITDA) at the time of the applicable borrowing.
The Company will also pay an annual commitment fee (ranging from 0.2% to 0.5%, based on the Company’s consolidated total leverage ratio) on the daily amount by which the revolving credit facility exceeds the outstanding loans and letters of credit under the credit facility.
The amendment and restatement also modified certain financial and negative covenants. In particular, the amendment and restatement:
•
reduces the maximum consolidated total leverage ratio that the Company is permitted to have; the Company’s permitted maximum total consolidated leverage ratio is (i) 3.75 to 1.00 during any consecutive four fiscal quarter period ending on or before March 31, 2012 or (ii) 3.5 to 1.00 during any period thereafter,

•	eliminates the senior secured leverage ratio covenant,

•	increases the amount of permitted unsecured debt,

•	provides the Company more ability to repurchase stock and make restricted payments, and

•	provides a basket for capital expenditures in any fiscal year equal to 10% of the revenues during the prior fiscal year, subject to carry over to the next following fiscal year.
The press release issued by the Company announcing its entering into the amendment and restatement is attached as Exhibit 99.1 to this report.
In connection with the term loan component of the credit facility, on August 10, 2010, the Company entered into an interest rate swap arrangement with an investment grade bank which effectively converted a portion of the Company’s variable interest payments to fixed interest payments.
A copy of the amendment and restatement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set form in Item 1.01 above is incorporated by reference into this item.

On August 10, 2010, Integra LifeSciences Holdings Corporation (the “Company”) borrowed $220 million under its senior secured credit facility consisting of a $150 million term loan and $70 million under its revolving credit facility. As a result of this borrowing, the Company has $220 million of outstanding borrowings under its credit facility as of the date of this filing. The Company used the funds to repay the balance of its prior outstanding senior secured revolving credit facility.
The outstanding borrowings have one and three month interest periods. The weighted average interest rate of the outstanding borrowings is approximately 2.62%.
ITEM 9.01. FINACIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

10.1
Amended and Restated Credit Agreement, dated as of August 10, 2010, among Integra LifeSciences Holdings Corporation, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JP Morgan Chase Bank, as Syndication Agent, and HSBC Bank USA, NA, RBC Capital Markets, Wells Fargo Bank, N.A., Fifth Third Bank, DNB NOR Bank ASA and TD Bank, N.A., as Co-Documentation Agents.

99.1	Press release issued August 10, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
Date: August 10, 2010	By:	/s/ John B. Henneman, III
John B. Henneman, III
		Title:	Executive Vice President, Finance and Administration & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of August 10, 2010, among Integra LifeSciences Holdings Corporation, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JP Morgan Chase Bank, as Syndication Agent, and HSBC Bank USA, NA, RBC Capital Markets, Wells Fargo Bank, N.A., Fifth Third Bank, DNB NOR Bank ASA and TD Bank, N.A., as Co-Documentation Agents.

99.1	Press release issued August 10, 2010